EXHIBIT 7

Federal Financial Institutions Examination Council

Consolidated Reports of Condition and Income for A Bank With Domestic Offices Only - FFIEC 041

Report at the close of business March 31, 2020	(20200331)
(RCON 9999)
This report is required by law: 12 U.S.C. §324 (State member banks); 12 U.S.C. §1817 (State non member banks); 12 U.S.C. §161 (National banks); and 12 U.S.C. §1464 (Savings associations).	Unless the context indicates otherwise, the term “bank” in this report form refers to both banks and savings associations.

NOTE: Each bank’s board of directors and senior management are responsible for establishing and maintaining an effective system of internal control, including controls over the Reports of Condition and Income. The Reports of Condition and Income are to be prepared in accordance with federal regulatory authority instructions. The Reports of Condition and Income must be signed by the Chief Financial Officer (CFO) of the reporting bank (or by the individual performing an equivalent function) and attested to by not less than two directors (trustees) for state non member banks and three directors for state member banks, national banks, and savings associations.

schedules) for this report date have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true and correct to the best of my knowledge and belief.

We, the undersigned directors (trustees), attest to the correctness of the Reports of Condition and Income (including the supporting schedules) for this report date and declare that the Reports of Condition and Income have been examined by us and to the best of our knowledge and belief have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true and correct.

I, the undersigned CFO (or equivalent) of the named bank, attest that the Reports of Condition and Income (including the supporting

Signature of Chief Financial Officer (or Equivalent)	Director (Trustee)

Date of Signature	Director (Trustee)

Director (Trustee)

Submission of Reports	FDIC Certificate Number 623 (RSSD 9050)

Each bank must file its Reports of Condition and Income (Call Report) data by either:

(a)   Using computer software to prepare its Call Report and then submitting the report data directly to the FFIEC’s Central Data Repository (CDR), an Internet-based system for datacollection (https://cdr.ffiec.gov/cdr/), or

(b)   Completing its Call Report in paper form and arranging with a software vendor or another party to convert the data in to the electronic format that can be processed by the CDR. The software vendor or other party then must electronically submit the bank’s data file to the CDR.

To fulfill the signature and attestation requirement for the Reports of Condition and Income for this report date, attach your bank’s completed signature page (or a photocopy or a computer generated version of this page) to the hard-copy record of the data file submitted to the CDR that your bank must place in its files.

The appearance of your bank’s hard-copy record of the submitted data file need not match exactly the appearance of the FFIEC’s sample report forms, but should show at least the caption of each Call Report item and the reported amount.

DEUTSCHE BANK TRUST COMPANY AMERICAS

Legal Title of Bank (RSSD 9017)

For technical assistance with submissions to the CDR, please contact the CDR Help Desk by telephone at (888) CDR-3111, by fax at (703) 774-3946, or by e-mail at CDR.Help@ffiec.gov.	NEW YORK City (RSSD 9130) NY 10005
State Abbreviation (RSSD 9200) Zip Code (RSSD 9220)

The estimated average burden associated with this information collection is 50.4 hours per respondent and is estimated to vary from 20 to 775 hours per response, depending on individual circumstances. Burden estimates include the time for reviewing instructions, gathering and maintaining data in the required form, and completing the information collection, but exclude the time for compiling and maintaining business records in the normal course of a respondent’s activities. A Federal agency may not conduct or sponsor, and an organization (or a person) is not required to respond to a collection of information, unless it displays a currently valid OMB control number. Comments concerning the accuracy of this burden estimate and suggestions for reducing this burden should be directed to the Office of Information and Regulatory Affairs, Office of Management and Budget, Washington, DC 20503, and to one of the following: Secretary, Board of Governors of the Federal Reserve System, 20th and C Streets, NW, Washington, DC 20551; Legislative and Regulatory Analysis Division, Office of the Comptroller of the Currency, Washington, DC 20219; Assistant Executive Secretary, Federal Deposit Insurance Corporation, Washington, DC 20429.

DEUTSCHE BANK TRUST COMPANY AMERICAS	FFIEC 041
RSSD-ID 214807	Report Date 3/31/2020
Last Updated on 4/30/2020	14

Schedule RC - Balance Sheet(Form Type - 041)

All schedules are to be reported in thousands of dollars. Unless otherwise indicated, report the amount outstanding as of the last business day of the quarter.

Dollar amounts in thousands
1. Cash and balances due from depository institutions (from Schedule RC-A):			1.
a. Noninterest-bearing balances and currency and coin[1]	RCON0081	32,000	1.a.
b. Interest-bearing balances[2]	RCON0071	11,612,000	1.b.
2. Securities:			2.
a. Held-to-maturity securities (from Schedule RC-B, column A)[3]	RCONJJ34	0	2.a.
b. Available-for-sale securities (from Schedule RC-B, column D)	RCON1773	0	2.b.
c. Equity securities with readily determinable fair values not held for trading[4]	RCONJA22	6,000	2.c.
3. Federal funds sold and securities purchased under agreements to resell:			3.
a. Federal funds sold	RCONB987	0	3.a.
b. Securities purchased under agreements to resell[5]	RCONB989	14,923,000	3.b.
4. Loans and lease financing receivables (from Schedule RC-C):			4.
a. Loans and leases held for sale	RCON5369	0	4.a.
b. Loans and leases held for investment	RCONB528	12,980,000	4.b.
c. LESS: Allowance for loan and lease losses	RCON3123	33,000	4.c.
d. Loans and leases held for investment, net of allowance (item 4.b minus 4.c)[7]	RCONB529	12,947,000	4.d.
5. Trading assets (from Schedule RC-D)	RCON3545	0	5.
6. Premises and fixed assets (including capitalized leases)	RCON2145	14,000	6.
7. Other real estate owned (from Schedule RC-M)	RCON2150	3,000	7.
8. Investments in unconsolidated subsidiaries and associated companies	RCON2130	0	8.
9. Direct and indirect investments in real estate ventures	RCON3656	0	9.
10. Intangible assets (from Schedule RC-M)	RCON2143	18,000	10.
11. Other assets (from Schedule RC-F)[6]	RCON2160	1,982,000	11.
12. Total assets (sum of items 1 through 11)	RCON2170	41,537,000	12.
13. Deposits:			13.
a. In domestic offices (sum of totals of columns A and C from Schedule RC-E)	RCON2200	28,955,000	13.a.
1. Noninterest-bearing[8]	RCON6631	9,512,000	13.a.1.
2. Interest-bearing	RCON6636	19,443,000	13.a.2.
b. Not applicable			13.b.
14. Federal funds purchased and securities sold under agreements to repurchase:			14.
a. Federal funds purchased[9]	RCONB993	0	14.a.
b. Securities sold under agreements to repurchase[10]	RCONB995	0	14.b.
15. Trading liabilities (from Schedule RC-D)	RCON3548	0	15.
16. Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases) (from Schedule RC-M)	RCON3190	375,000	16.
17. Not applicable			17.
18. Not applicable			18.
19. Subordinated notes and debentures[8]	RCON3200	0	19.
20. Other liabilities (from Schedule RC-G)	RCON2930	2,396,000	20.

1.	Includes cash items in process of collection and unposted debits.
2.	Includes time certificates of deposit not held for trading.
3.

Institutions that have adopted ASU 2016-13 should report in item 2.a, amounts net of any applicable allowance for credit losses, and should equal to Schedule RC-B, item 8, column A less Schedule RI-B, Part II, item 7, column B.

4.

Item 2.c is to be completed only by institutions that have adopted ASU 2016-01, which includes provisions governing the accounting for investments in equity securities. See the instructions for further detail on ASU 2016-01.

5.	Includes all securities resale agreements, regardless of maturity.
7.	Institutions that have adopted ASU 2016-13 should report in item 4.c the allowance for credit losses on loans and leases.
6.	Institutions that have adopted ASU 2016-13 should report in items 3.b and 11 amounts net of any applicable allowance for credit losses.
8.	Includes noninterest-bearing demand, time, and savings deposits.
9.	Report overnight Federal Home Loan Bank advances in Schedule RC, item 16, “Other borrowed money.”
10.	Includes all securities repurchase agreements, regardless of maturity.
8.	Includes limited-life preferred stock and related surplus.

DEUTSCHE BANK TRUST COMPANY AMERICAS	FFIEC 041
RSSD-ID 214807	Report Date 3/31/2020
Last Updated on 4/30/2020	15

Dollar amounts in thousands
21. Total liabilities (sum of items 13 through 20)	RCON2948	31,726,000	21.
22. Not applicable			22.
23. Perpetual preferred stock and related surplus	RCON3838	0	23.
24. Common stock	RCON3230	2,127,000	24.
25. Surplus (exclude all surplus related to preferred stock)	RCON3839	931,000	25.
26. Not available			26.
a. Retained earnings	RCON3632	6,754,000	26.a.
b. Accumulated other comprehensive income[1]	RCONB530	-1,000	26.b.
c. Other equity capital components[2]	RCONA130	0	26.c.
27. Not available			27.
a. Total bank equity capital (sum of items 23 through 26.c)	RCON3210	9,811,000	27.a.
b. Noncontrolling (minority) interests in consolidated subsidiaries	RCON3000	0	27.b.
28. Total equity capital (sum of items 27.a and 27.b)	RCONG105	9,811,000	28.
29. Total liabilities and equity capital (sum of items 21 and 28)	RCON3300	41,537,000	29.
1. Indicate in the box at the right the number of the statement below that best describes the most comprehensive level of auditing work performed for the bank by independent external auditors as of any date during 2019	RCON6724	2a	M.1.
2. Bank’s fiscal year-end date (report the date in MMDD format)	RCON8678	1231	M.2.

Schedule RC-A - Cash and Balances Due From Depository Institutions(Form Type - 041)

Schedule RC-A is to be completed only by banks with $300 million or more in total assets.

Exclude assets held for trading.

Dollar amounts in thousands
1. Cash items in process of collection, unposted debits, and currency and coin:			1.
a. Cash items in process of collection and unposted debits	RCON0020	32,000	1.a.
b. Currency and coin	RCON0080	0	1.b.
2. Balances due from depository institutions in the U.S	RCON0082	3,000	2.
3. Balances due from banks in foreign countries and foreign central banks	RCON0070	13,000	3.
4. Balances due from Federal Reserve Banks	RCON0090	11,596,000	4.
5. Total	RCON0010	11,644,000	5.

1.

Includes, but is not limited to, net unrealized holding gains (losses) on available-for-sale securities, accumulated net gains (losses) on cash flow hedges, and accumulated defined benefit pension and other postretirement plan adjustments.

2.	Includes treasury stock and unearned Employee Stock Ownership Plan shares.